As filed with the Securities and Exchange Commission on June 5, 2013

Registration No. 333-04186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-04186

UNDER

THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Conceptus, Inc. 1993 Stock Plan

Conceptus, Inc. 1995 Directors’ Stock Option Plan

Conceptus, Inc. 1995 Employee Stock Purchase Plan

(Full title of the plans)

D. Keith Grossman

President and CEO

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement of Conceptus, Inc. (“Conceptus”) on Form S-8, as amended by any post-effective amendments thereto (the “Registration Statement”):

•

Registration Statement No. 333-04186, filed with the Securities and Exchange Commission on April 26, 1996, registering 100,000 shares of Conceptus’ common stock, par value $0.003 per share (“Common Stock”), under the Conceptus 1995 Directors’ Stock Option Plan, 200,000 shares of Common Stock under the Conceptus 1995 Employee Stock Purchase Plan and 1,373,448 shares of Common Stock under the Conceptus 1993 Stock Plan.

On April 28, 2013, Conceptus, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bayer HealthCare LLC, a Delaware limited liability company (“Parent”) and Evelyn Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser would merge with and into Conceptus (the “Merger”), Conceptus would become a wholly-owned subsidiary of Parent and all outstanding shares of Common Stock would be converted into the right to receive $31.00 in cash per share. The Merger became effective on June 5, 2013 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Conceptus has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, Conceptus hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Conceptus in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Conceptus registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 5, 2013.

CONCEPTUS, INC.

By:	/s/ Gregory E. Lichtwardt
Name:	Gregory E. Lichtwardt
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.